Exhibit 2.2

Execution Version

TENDER AND VOTING AGREEMENT

TENDER AND VOTING AGREEMENT, dated as of February 1, 2010 (the “Agreement”), among Manpower Inc., a Wisconsin corporation (“Parent”), and the persons listed on Schedule I hereto (each a “Stockholder” and, collectively, the “Stockholders”).

R E C I T A L S:

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of outstanding shares of Company Common Stock, and shares of Company Common Stock issuable upon exercise of outstanding options, warrants and other rights to purchase Company Common Stock as indicated on Schedule I hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub, a Delaware corporation, (the “Merger Sub”) and Company, a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for an exchange offer (the “Offer”) to be made by Merger Sub of cash and/or shares of Parent Common Stock for all of the issued and outstanding shares of Company Common Stock, followed by the merger of Merger Sub with and into the Company (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as an inducement and as a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and each Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.

Definitions.  The term “Shares” means, with respect to any Stockholder, (a) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire such securities) beneficially owned by such Stockholder as of the date of this Agreement, and (b) all additional securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire such securities) of which such Stockholder acquires beneficial ownership during the period from the date of this Agreement through the termination of this Agreement in accordance with Section 6, below.  In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” will be deemed to refer to and include such Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

Terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

2.

Agreement to Tender.

(a)

Unless Parent shall otherwise request, each Stockholder hereby severally agrees to tender, or cause to be tendered, pursuant to and in accordance with the terms of the Offer, such Stockholder’s Shares (other than unexercised options, warrants and other rights to acquire shares of Company Common Stock and other than any Shares as to which the Stockholder does not have the power to dispose of or direct the disposition of such Shares, orhas such power only in a fiduciary capacity for the benefit of Persons other than those who are parties to this Agreement), and agrees that it will not withdraw or permit the withdrawal of such Shares.  Within five (5) Business Days after commencement of the Offer, each Stockholder will (i) deliver to the depositary designated in the offer (A) a letter of transmittal with respect to such Stockholder’s Shares complying with the terms of the Offer, (B) certificates representing the Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer and/or (ii) instruct its broker or such other Person who is the holder of record of any Shares beneficially owned by such Stockholder to promptly tender such Shares in exchange in the Offer pursuant to and in accordance with the terms and conditions of the Offer.

(b)

Stockholder acknowledges and agrees that Merger Sub’s obligation to accept for payment shares of the Company Common Stock tendered in the Offer, including any Shares tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

3.

Voting.

(a)

Each Stockholder shall, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, vote (or cause to be voted) all Shares then beneficially owned by such Stockholder (to the extent the Stockholder has the right to vote or direct the voting of such Shares, other than in a fiduciary capacity for the benefit of Persons other than those who are parties to this Agreement), (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, adoption and approval of the Merger Agreement and the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof and (ii) against approval of any Acquisition Proposal and against any action or agreement that could reasonably be expected to impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would delay or otherwise adversely affect the Merger or the Offer.

(b)

Each Stockholder hereby severally covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to any transfer of, any or all of the Shares beneficially owned by such Stockholder (to the extent the Stockholder has the right to dispose of or direct the disposition of such Shares) or any interest therein without the prior written consent of Parent, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that Parent may decline to consent to any such transfer if the person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement), (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) take any action that reduces the Stockholder’s beneficial ownership of interest in or risk relating to any Shares (iv) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (v) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (vi) take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of its, his or her obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

4.

No Solicitation.  Subject to Section 9, each Stockholder hereby severally agrees that such Stockholder shall not and shall not authorize or permit any of its representatives or affiliates to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any Company Subsidiary to, or otherwise take any other action to assist or facilitate, any person or group (other than Parent or any affiliate or associate of Parent) concerning any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal.  Upon execution of this Agreement, each Stockholder will immediately cease, and shall ensure that Stockholder’s representatives and affiliates cease, any existing activities, discussions or negotiations conducted heretofore with respect to any Acquisition Proposal.  Each Stockholder will immediately communicate to Parent the terms of any Acquisition Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the person making such Acquisition Proposal or inquiry which it, he or she or any of its, his or her representatives or affiliates may receive.

5.

Waiver of Appraisal Rights.  Each Stockholder hereby severally waives and agrees not to demand any rights of appraisal or rights to dissent from the Merger that it, he or she may have.

6.

Representations and Warranties of Each Stockholder.  Each Stockholder hereby represents and warrants, severally and not jointly, to Parent as follows:

(a)

Except as otherwise set forth on Schedule I, (i) such Stockholder is the record and beneficial owner of the Shares set forth opposite its, his or her name on Schedule I;  (ii) such Shares constitute all of the shares owned of record or beneficially owned by such Stockholder on the date hereof;  and (iii) such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement.

(b)

Such Stockholder has the power and authority to enter into and perform all of such Stockholder’s obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated thereby.

(c)

(i) No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of such Stockholder to perform such Stockholder’s obligations hereunder, shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement, right of first refusal, or voting trust, to which such Stockholder is a party or by which it, he or she or any of its, his or her properties or assets may be bound or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of its, his or her properties or assets.

(d)

Except as permitted by this Agreement, the Shares beneficially owned by such Stockholder and the certificates representing such shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such liens or proxies arising hereunder.  The transfer by such Stockholder of the Shares to Merger Sub or Parent in accordance with the terms of the Merger Agreement shall pass to and unconditionally vest in Merger Sub or Parent good and valid title to all Shares, free and clear of all liens, proxies, voting trusts or agreements, rights of first refusal, understandings or arrangements or any other rights whatsoever.

(e)

No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

(f)

Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

7.

Stop Transfer.  Each Stockholder shall request that the Company not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares beneficially owned by such Stockholder, unless such transfer is made in compliance with this Agreement.

8.

Termination.  This Agreement shall terminate with respect to any Stockholder upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement, (c) the Outside Date, or (d) such time as the Merger Agreement is amended unless such amendment does not adversely affect the rights and interests of the Stockholder hereunder and thereunder or such Stockholder consents to such amendment.

9.

No Limitation.  Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit a Stockholder in his or her capacity as a member of the Company Board from taking any action consistent with his or her fiduciary duties as a member of the Company Board in accordance with the terms of the Merger Agreement, or to prohibit a Stockholder, in his or her capacity as a director, officer, employee or agent of the Company, from taking any action on behalf of the Company that is permitted to be taken by the Company or the Company Board by the terms of the Merger Agreement (including without limitation any such action that may otherwise be prohibited by Section 4 hereof).

10.

Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.  Each party shall promptly consult with the other and provide any necessary information and documents with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

11.

Stockholder Information.  Stockholder agrees to permit Parent and Merger Sub to publish and disclose in the Offer Documents and in the Proxy Statement (if approval of the holders of Company Common Stock is required in order to permit the consummation of the Merger under applicable Law), Stockholder’s identity and record or beneficial ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

12.

Miscellaneous.

(a)

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)

This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each Stockholder (in the case of any assignment by

Parent) or Parent (in the case of an assignment by a Stockholder), provided that Parent may assign its rights and obligations hereunder to any affiliate of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

(c)

Without limiting any other rights Parent may have hereunder in respect of any transfer of Shares, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares beneficially owned by such Stockholder and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder’s heirs, guardians, administrators or successors.

(d)

This Agreement may not be amended, changed, supplemented or otherwise modified with respect to a Stockholder except by an instrument in writing signed on behalf of such Stockholder and Parent.

(e)

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

If to a Stockholder:

At the addresses and facsimile numbers set forth on Schedule I hereto.

With a copy to:

K&L Gates, LLP

Hearst Tower, 47th Floor

214 North Tryon Street

Charlotte, North Carolina 28202

Attention:  J. Norfleet Pruden, III

Facsimile:  (704) 353-3142

E-mail:  norfleet.pruden@klgates.com

If to Parent:

Manpower Inc.

100 Manpower Place

Milwaukee, Wisconsin 53212

Attention:  Kenneth C. Hunt

Facsimile:  (414) 961-7081

E-mail:  kenneth.hunt@manpower.com

With a copy to:

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

Attention:  Dennis F. Connolly

Facsimile:  (414) 273-5198

E-mail:  dconnoll@gklaw.com

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(f)

Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)

All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(h)

The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(i)

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and in the case of the Stockholders, any person who acquires any shares in accordance with Section 3(b), above, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(j)

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to laws that otherwise may be applicable under conflicts of laws principles.

(k)

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State court or Federal court located in Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of any Delaware State court or Federal court located in Delaware in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (C) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or in any Federal court located in Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(l)

The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(m)

This Agreement may be executed in counterparts (by fax or otherwise), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

(n)

Except as otherwise provided herein, each party shall pay its, his or her own expenses incurred in connection with this Agreement.

13.

Several Obligations of Stockholders.  The covenants, agreements, representations, warranties and obligations of the respective Stockholders hereunder are their respective several, and not joint, covenants, agreements, representations, warranties and obligations, and no Stockholder shall have any responsibility or liability for any of the covenants, agreements, representations, warranties and obligations of any other Stockholder.

IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed in multiple counterparts as of the day and year first above written.

MANPOWER INC.

By:

/s/ Kenneth C. Hunt

Kenneth C. Hunt

Senior Vice President, General Counsel and

Secretary

STOCKHOLDERS:

Wachovia Investors, Inc.

By  /s/ Courtney E. McCarthy

Title:  Principal

Links Partners, L.P.

By  /s/ Elias Sabo

Title:  Attorney-in-Fact

Inland Partners, L.P.

By  /s/ Elias Sabo

Title:  Attorney-in-Fact

/s/ Larry L. Enterline

Larry L. Enterline

/s/ Amy Bobbitt

Amy Bobbitt

/s/ David Kerr

David Kerr

/s/ Michael H. Barker

Michael H. Barker

/s/ Ken R. Bramlett, Jr.

Ken R. Bramlett, Jr.

/s/ Frederick W. Eubank II

Frederick W. Eubank II

/s/ Robert Fotsch

Robert Fotsch

/s/ Robert Z. Hensley

Robert Z. Hensley

/s/ Courtney E. McCarthy

Courtney E. McCarthy

/s/ Elias Sabo

Elias Sabo

/s/ Victor E. Mandel

Victor E. Mandel

Execution Version

SCHEDULE I

Name of Beneficial Owner	Address and Facsimile Number*	Number of Shares of Company Common Stock Beneficially Owned	Number of Shares of Company Common Stock Subject to Company Options, Warrants and Other Rights
Wachovia Investors, Inc. Attention: Courtney R. McCarthy	301 S. College Street, 12th Floor Charlotte, NC 28288 Fax: 704-374-6711	3,222,917	–
Links Partners, L.P. Inland Partners, L.P. Attention: Elias Sabo	2010 Main Street Suite 1020 Irvine, CA 92614 Fax: (949) 333-5043	1,062,395	85,242 (Warrants)
Larry L. Enterline	–	221,518 (Vested) 275,639 (Unvested)	236,000 (Options)
Amy Bobbitt	–	9,510 (Vested) 60,255 (Unvested)	–
David Kerr	–	221,368 (Vested) 89,651 (Unvested)	–
Michael H. Barker	–	42,135 (Vested) 162,701 (Unvested)	137,226 (Options)
Ken R. Bramlett, Jr.	–	28,659 (Vested) 89,651 (Unvested)	130,000 (Options)
Frederick W. Eubank II	301 S. College Street, 12th Floor Charlotte, NC 28288 Fax: 704-374-6711	45,000	–
Robert Fotsch	–	12,000	–
Robert Z. Hensley	–	12,000	–
Victor E. Mandel	–	25,000	7,000 (Options)
Courtney E. McCarthy	301 S. College Street, 12th Floor Charlotte, NC 28288 Fax: 704-374-6711	45,000	–
Elias Sabo	2010 Main Street Suite 1020 Irvine, CA 92614 Fax: (949) 333-5043	50,000	–

*

Unless otherwise indicated, the address for each of the individuals listed below is c/o COMSYS IT Partners, Inc., 10700 Sikes Place, Suite 395, Charlotte NC 28277, c/o Ken R. Bramlett, Jr. (Fax: 704-847-6534).